Exhibit 2.01
Resource Extraction Payment Report
The table below sets forth payments made by SM Energy Company (the “Company”) to the U.S. Federal Government for the commercial development of oil and natural gas. The Company did not make any payments to foreign governments during the year ended December 31, 2024.

For the year ended December 31, 2024 (1)
							Payment Types
Country	Government / Payee Name	Subnational Political Jurisdiction	Project	Resource	Method of Extraction	Business Segment	Royalties	Fees	Total

							(in thousands)
United States	Office of Natural Resources Revenue	Utah	Uinta Basin	Oil and Natural Gas	Wells	Exploration and Production Segment	$3,796	$4	$3,800
United States	Bureau of Land Management	Utah	Uinta Basin	Oil and Natural Gas	Wells	Exploration and Production Segment	—	413	413
Total Payments							$3,796	$417	$4,213
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Note: All payments were made in USD, the Company’s reporting currency.
(1)    The Company acquired its Uinta Basin assets on October 1, 2024; therefore, the payments presented relate to the period from October 1, 2024, through December 31, 2024. These payments were made by the seller of the Uinta Basin assets, on behalf of the Company, pursuant to a transition services agreement.